EXHIBIT 99.1

ChinaNet Online Receives US$3.5 Million Strategic Investment from Jinrun Technology

BEIJING, May 7, 2015 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), a leading B2B (business to business) Internet technology company providing online-to-offline (O2O) sales channel expansion services for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, announced today that it entered into a definitive securities purchase agreement (the "Agreement") with Beijing Jinrun Fangzhou Science & Technology Co., Ltd. (Shenzhen Stock Exchange, Stock Code: 430120) (the "Purchaser" or "Jinrun Technology") to raise US$3,500,000 (the "Purchase Price"), pursuant to which the Purchaser has agreed to purchase 2,800,000 shares of common stock of the Company (the "Shares").

In accordance with the Agreement, the Purchaser made a ten percent (10%) non-refundable guarantee payment to the Company in an amount equal to US$350,000 on May 7, 2015. The Purchaser shall pay an additional fifteen percent (15%) of the Purchase Price by June 4, 2015. The Purchaser shall pay the remaining seventy-five percent (75%) of the Purchase Price at the closing which shall take place on the date mutually agreed to by the parties, subject to the closing conditions contained in the Agreement. On the date the Agreement was signed, the Purchaser also entered into a Lock-Up Agreement with the Company, whereby the Purchaser agreed not to transfer the Shares until May 5, 2017. Upon the Company's prior written approval, the lock-up restriction may be waived after May 5, 2016.

The proceeds from the offering, net of certain fees and expenses, will be used for working capital to fund technology research and development, marketing for new services and product launches, and potential mergers and acquisitions.

"This capital investment from Jinrun Technology is an important development for ChinaNet," said George Chu, Chief Operating Officer of ChinaNet Online Holdings. "We think this capital infusion will be extremely positive in our expansion of Business Direct 3.0 with other new services to be launched in the next three years. It is also very positive for us to help increase our market penetration in the SME segment. Furthermore, we have found a great synergy with Jinrun Technology for a new business revenue model. In the same way that city governments use Jinrun Technology's technology to monitor the costs of a public construction project and maintain a fair and transparent bidding and selection process, Chinese SME business owners can also utilize Jinrun Technology's product and services. SME business owners can monitor costs, increase the transparency of their business sourcing and purchasing process and find the best price to quality supply or service needed on an e-commerce platform through internet or mobile. It is the exact type of collaboration that we would anticipate from a strategic investor like Jinrun Technology, and we believe it will lead to a new revenue stream for us in the future."

About Jinrun Fangzhou Science & Technology Co., Ltd.

Beijing Jinrun Fangzhou Science & Technology Co., Ltd., founded in 2003 is one of the first information software vendors in the construction industry. Headquartered in Beijing, China, Jinrun Technology has nearly 200 employees and offers its services in more than 10 provinces and autonomous regions including the cities of Beijing, Tianjin, Chongqing, Fujian, Sichuan, Gansu, Xinjiang, Haikou and Changsha. The company is committed to provide the highest quality of information technology products and services in the construction industry. Its products primarily cover two series: engineering electronic bidding systems and construction economics-systems. Jinrun Technology's market share in engineering electronic bidding system is over 45%. On April 27, 2012, Jinrun Technology officially listed on the Shenzhen Stock Exchange, Stock Code: 430120. For more information please visit www.jinrunsoft.com.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading digital B2B (business to business) Internet technology company focusing on providing O2O sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and Chuangye.com, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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